V-ONE
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Security for a Connected World





                               September 21, 1998



Via Telecopier
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Advantage Fund II Ltd.
c/o CITCO
Kaya Flamboyan 9
Curacao, Netherlands Antilles


Ladies and Gentlemen:

         V-ONE Corporation, a Delaware corporation ("Company"), hereby gives notice to Advantage Fund II Ltd., a British Virgin Islands corporation ("Advantage"), pursuant to Section 7(a)(2) of the Certificate of Designations of Series A Convertible Preferred Stock of the Company ("Certificate") that the Company is not currently required to convert shares of Series A Convertible Preferred Stock ("Preferred Shares") held by Advantage into shares of Common Stock of the Company due to the Maximum Share Amount limitation found in Section 7(a)(1) of the Certificate. In particular, this letter constitutes an Inconvertibility Notice as described in Section 7(a)(2) of the Certificate and the 20th consecutive trading day referred to in such section was September 11, 1998.

         Accordingly, pursuant to Section 7(a)(2) of the Certificate, Advantage may by written notice to the Company (within 10 business days of the date of this letter) have certain Preferred Shares held by Advantage redeemed at a per share price equal to the Share Limitation Redemption Price (as that term is defined in the Certificate). Based on the Company's records, Advantage currently holds 2,462 Preferred Shares and would be entitled to redeem 619 Preferred Shares at the Share Limitation Redemption Price if the date of redemption were September 14, 1998. The Company is not, however, required to redeem certain Preferred Shares held by Advantage if, prior to the date the Company is required to redeem such shares, Advantage is able to convert such shares without regard to the Maximum Share Amount limitation found in Section 7(a)(1) of the Certificate.

         Please contact the undersigned if you have any questions regarding this notice.


                               Very truly yours,

                               /s/ Charles B. Griffis

                               Charles B. Griffis
                               Senior Vice President and Chief Financial Officer



cc:      Genesee International, Inc.

   V-ONE CORPORATION 20250 Century Boulevard, Suite 300, Germantown, MD 20874
                        301-515-5200 - Fax: 301-515-5280